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                                                                    EXHIBIT 10.6


                  AGREEMENT FOR SALE OF BRANCH BANKING RIGHTS


         This Agreement, entered into this 28th of September, 1993, between MegaBank of Arapahoe, hereinafter referred to as "MB" and the First State Bank of Hotchkiss, hereinafter referred to as "FSB", is to set forth the terms and conditions under which FSB shall be selling to MB its presently existing branch banking rights.

         Under the terms of C.R.S. 11-25-103, FSB has the right to open one branch. The parties hereto have confirmed with the State Banking Commission that said branch banking right may be transferred between the parties. FSB hereby transfers said branch banking right to MB under the following terms and conditions:

1. MB shall tender to FSB concurrently with the execution of this agreement, the sum of Five Thousand Dollars ($5,000.00), which payment is non-refundable, in any event.

2. During the time period ending January 14, 1994, MB may replace FSB's branch banking right with those of another bank. If this is done, then the $5,000.00 payment above shall be the only sum due and payable between the parties. Should MB not find a replacement for FSB's branch banking rights on or before January 14, 1994, MB agrees to pay the further sum to FSB of One Hundred Thousand Dollars ($100,000.00). Said amount shall be payable in monthly installments of $2,500.00 for a period of forty (40) months. Payments shall be due on the 15th day of each month commencing January 15, 1994, without any further notice or demand. Further, said payments are not subject to any deduction or setoff of any amount for any reason whatsoever between the parties.

         MB hereby agrees to indemnify and defend FSB against any and all damages, costs, attorney's fees, expenses, liabilities and penalties in which FSB may incur or sustain as a result of entering into this agreement or in any court action arising from this agreement.

         This agreement is binding upon and inures to the benefit of the parties, their successors, agents and assigns.

         Venue in any action arising under this agreement shall be in Delta County, Colorado.


MEGABANK OF ARAPAHOE



By:      /s/ Paul Holden                            /s/ Jean L. Burr, V.P.
   -------------------------------                  --------------------------
   Paul Holden, President                           Jean Burr, Cashier

FIRST STATE BANK OF HOTCHKISS

By:      /s/ John R. McCallister                    /s/ Kelley M. West
   -------------------------------                  --------------------------
   John R. McCallister, President                   Kelley M. West, Cashier